FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-195164-11

From: WELLS ABF SYNDICATE WELLS FARGO (WELLS FARGO SECURITI)

At: Jul 27 2015 14:38:20

WELLS FARGO COMMERCIAL MORTGAGE TRUST 2015-C30 - PUBLIC NEW ISSUE **Pricing Details** $645.0 MM FIXED-RATE CMBS OFFERING

LEAD MANAGER & SOLE BOOKRUNNER: WELLS FARGO SECURITIES, LLC

CO-MANAGERS: DEUTSCHE BANK SECURITIES INC. AND MORGAN STANLEY & CO. LLC

OFFERED CERTIFICATES - PUBLIC
CLASS	FITCH/MDY/MSTAR	SIZE($MM)	C/E	WAL	SPD	CPN	YLD	$PRICE
A-1	AAAsf/Aaa(sf)/AAA(sf)	38.940	30.000%	2.79	+48	1.6520	1.6348	99.9976
A-2	AAAsf/Aaa(sf)/AAA(sf)	4.385	30.000%	4.84	+68	2.5730	2.3447	100.9960
A-3	AAAsf/Aaa(sf)/AAA(sf)	150.000	30.000%	9.83		3.4110	3.2986	100.9994
A-4	AAAsf/Aaa(sf)/AAA(sf)	263.131	30.000%	9.92	+102	3.6640	3.3158	102.9939
A-SB	AAAsf/Aaa(sf)/AAA(sf)	61.764	30.000%	7.31	+90	3.4120	2.9527	102.9947
A-S	AAAsf/Aa2(sf)/AAA(sf)	51.822	23.000%	9.93	+142	4.0670	3.7158	102.9930
B	AA-sf/NR/AA-(sf)	43.493	17.125%	9.93	+175	4.4000	4.0458	103.0000
C	A-sf/NR/A-(sf)	31.464	12.875%	9.93	+250	4.6458	4.7958	98.3428

NON-OFFERED CERTIFICATES - PRIVATE (144A)
CLASS	FITCH/MDY/MSTAR	SIZE($MM)	C/E	WAL	CUM LTV	NOI DY
D	BBB-sf/NR/BBB-(sf)	39.792	7.500%	9.93	58.9%	13.7%

COLLATERAL SUMMARY

CUT-OFF DATE BALANCE:	$740,314,909
NUMBER OF LOANS:	101
NUMBER OF PROPERTIES:	118
WA CUT-OFF LTV:	63.6%
WA BALLOON LTV:	54.5%
WA U/W NCF DSCR:	2.10x
WA U/W NOI DEBT YIELD:	12.7%
WA MORTGAGE RATE:	4.531%
TOP TEN LOANS %:	45.7%
WA REM TERM TO MATURITY (MOS):	119
WA REM AMORTIZATION TERM (MOS):	355
WA SEASONING (MOS):	1

LOAN SELLERS:	WFB(42.9%), RMF(25.9%), CIIICM(14.6%), Basis(10.0%), NCB(6.7%)

TOP 3 PROPERTY TYPES:	MULTIFAMILY (34.6%), RETAIL (22.0%), HOSPITALITY(12.7%)

TOP 5 STATES:	CA(15.4%), MI(11.3%), WA(9.9%), NY(8.5%), NC(6.6%)

MASTER SERVICERS:	WELLS FARGO BANK, NATIONAL ASSOCIATION AND NATIONAL COOPERATIVE BANK, N.A.

SPECIAL SERVICERS:	CWCAPITAL ASSET MANAGEMENT LLC AND NATIONAL COOPERATIVE BANK, N.A.

SUBORDINATE CLASS REP:	ELLINGTON MANAGEMENT GROUP, LLC OR AN AFFILIATE

DOCUMENTS & TIMING
TERM SHEET, ANNEX A-1:	ATTACHED
PRELIMINARY FWP:	MON, 7/20
PRESALE REPORTS:	MON, 7/20 AND TUES, 7/21
ANTICIPATED PRICING:	PRICED
ANTICIPATED SETTLEMENT:	AUGUST 12, 2015

ROADSHOW
HARTFORD, BREAKFAST:	MON, 7/20 @ 8:30AM ET, MAX'S DOWNTOWN
BOSTON, LUNCH:	MON, 7/20 @ 12:00PM ET, BOSTON HARBOR HOTEL
MINNEAPOLIS, BREAKFAST:	TUES, 7/21 @ 7:30AM CT, THE GRAND HOTEL
NEW YORK 1x1's:	TUES, 7/21
CONFERENCE CALLS:	UPON DEMAND

PRE-RECORDED GLOBAL INVESTOR CALL:	WWW.NETROADSHOW.COM
FINAL LINK:	www.netroadshow.com/nrs/wp/default.html?show=35ebFf
REVIEW CODE:	WFCM5263 (not case-sensitive)

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-195164) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. - 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.

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https://www.wellsfargo.com/com/disclaimer/wfsjb4.